Exhibit 10.18

TUHURA BIOSCIENCES, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

(as of November 26, 2024)

Non-employee members of the board of directors (the “Board”) of TuHURA Biosciences, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards to be automatically granted pursuant to the Program.

1. Cash Compensation. The following cash compensation shall be paid to the Non-Employee Directors beginning on January 1, 2025:

(a) Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board, provided that such annual retainer shall be $70,000 for the Chair of the Board.

(b) Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following additional annual retainers, as applicable:

(i) Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(ii) Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $11,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $6,000 for such service.

(iii) Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(c) Payment of Retainers. The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(a) or 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

2. Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the TuHURA Biosciences, Inc. 2024 Equity Incentive Plan (the “Equity Plan”) or any other applicable Company equity incentive plan then-maintained by the Company, and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock awards hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement.

(a) Annual Option Grant. A Non-Employee Director who is serving on the Board as of the first (1st) business day of January each year shall, on such date, be automatically granted a number of stock options to purchase shares of the Company’s common stock under the Equity Plan, or any other applicable Company equity incentive plan then-maintained by the Company, equal to (A) $185,000 (or $215,000 in the case of the Chair of the Board), divided by (B) the dollar value, using the Black-Scholes valuation methodology, of the right to purchase one share of the Company’s common stock on the date of grant (using the assumptions used by the Company for financial statement purposes and the closing price per share for the Company’s common stock on the date of grant as the price per share for purposes of such Black-Scholes valuation).

(b) Vesting of Awards Granted to Non-Employee Directors. Each annual option award shall vest in three equal installments on the first three anniversaries of the date of grant, subject to the Non-Employee Director continuing in service on the Board through the vesting date. Unless the Board otherwise determines, no portion of an award which is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter. Upon a Non-Employee Director’s death or disability, or upon a Change of Control (as defined in the Equity Plan), all outstanding equity awards granted under the Equity Plan, and any other equity incentive plan maintained by the Company, that are held by a Non-Employee Director shall become fully vested, irrespective of any other provisions of the Equity Plan or any award agreement.

(c) Changes to Form of Equity Awards in the Future. Notwithstanding the provisions of this Section 2, the Board may, in its discretion, determine that any award to be granted in the future may be granted, in whole or in part, in the form of alternative equity awards to the extent permitted by the Equity Plan, such as restricted stock, in such manner as the Board may determine.

3. Reimbursements. The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

* * * * *